Exhibit 10.36
AWARD AGREEMENT
SENSATA TECHNOLOGIES HOLDING N.V.
OPTIONS
Date: __________
__________ ("Participant")
options to subscribe for the following shares in the share capital of
Sensata Technologies Holding N.V. (the "Company"):

__________ Ordinary Shares, par value €0.01 per Ordinary Share, at a subscription price of $_____ per Ordinary Share.

The foregoing options are "Options" as such term is defined in the Company's 2010 Equity Incentive Plan (the "Plan"), and such Options are subject to all of the terms and conditions of the Plan in effect from time to time, except as otherwise provided herein. The foregoing Options are Non-Qualified Stock Options. Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Plan.
The foregoing Options will be subject to time vesting and will time vest only so long as Participant remains employed by the Company or one of its Subsidiaries. The foregoing Options will time vest on each date set forth below with respect to the cumulative percentage of Options that is set forth opposite such date:

Date	Cumulative Percentage of Options Vested
1st anniversary of date of grant	25%
2nd anniversary of date of grant	50%
3rd anniversary of date of grant	75%
4th anniversary of date of grant	100%

 If Participant's employment with the Company or one of its Subsidiaries ceases then (a) time vesting in respect of the foregoing Options will cease as of the Termination Date, (b) all Options that have not time vested as of the Termination Date will expire; (c) notwithstanding the above and Section 4.5 of the Plan, if on the Termination Date the Participant is _____ years of age or more and has twenty (20) years or more of service to the Company or its Subsidiaries (including time with Texas Instruments prior to April 27, 2006) then provisions (a) and (b) above shall not apply and Participant's Options will continue to vest and Participant will not be required to exercise any vested Options within 60 days of the Termination Date

(meaning that such Options shall remain exercisable until expiration).
Participant irrevocably agrees at all times to cast all votes to which Participant is entitled in respect of Participant's Award Securities, whether at any annual or special meeting, by written consent or otherwise, in such manner as the Company may instruct by written notice. Further, Participant hereby grants to the Company an irrevocable proxy with instruction (lastgeving) coupled with an interest to vote, including in any action by written consent, Participant's Award Securities as the Company deems appropriate in its sole discretion, which proxy shall be valid and remain in effect with respect to all Award Securities until they cease to be Award Securities pursuant to the terms of the Plan.
This agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same agreement.
* * * *

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized signatory, has executed this agreement effective as of the date first above written.

SENSATA TECHNOLOGIES HOLDING N.V.

By:

Name:

Title:

Accepted and Agreed: